Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445, 333-163446, 333-176968 and 333-182045 on Form S-8, and in Registration Statement No. 333-203234 on Form S-3 of our report dated February 25, 2016, relating to the December 31, 2015 consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries, appearing in this Annual Report on Form 20-F of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2016.

/S/ DELOITTE LTD.
Deloitte Ltd.
Hamilton, Bermuda
April 5, 2017